Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in Amendment No. 2 to the Registration Statement (Form S-4 No. 333-205521) and related Proxy Statement/Prospectus of Southwest Bancorp, Inc. for the registration of 1,573,816 shares of its common stock and to the incorporation by reference therein of our reports dated March 10, 2015, with respect to the consolidated financial statements of Southwest Bancorp, Inc., and the effectiveness of internal control over financial reporting of Southwest Bancorp, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tulsa, Oklahoma

August 26, 2015